EXHIBIT 23.1

                      CONSENT OF INDEPENDENT AUDITORS





The Board of Directors
FirstFed Financial Corp.:





We consent to incorporation by reference in the registration statements (No. 333-33463;033-63207) on Form S-8 of FirstFed Financial Corp. of our report dated January 28, 2004, relating to the consolidated statements of financial condition of FirstFed Financial Corp. and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of operations and comprehensive earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of FirstFed Financial Corp.


                                 KPMG LLP





Los Angeles, California
March 5, 2004